Exhibit 99.3

Letter to Brokers and Dealers with respect to

Prospectus/Offer to Purchase

All Outstanding Shares of Common Stock

of

Sonic Solutions

made by

Sparta Acquisition Sub, Inc.

a wholly owned subsidiary of

Rovi Corporation

THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), EASTERN TIME, ON FEBRUARY 11, 2011, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME OF THE OFFER.

To Brokers, Dealers, Banks,	January 14, 2011

Trust Companies and other Nominees:

We have been engaged by Sparta Acquisition Sub, Inc., a California corporation (the “Purchaser”) and a wholly-owned subsidiary of Rovi Corporation, a Delaware corporation (“Rovi”), to act as the information agent (the “Information Agent”) in connection with the Purchaser’s offer to purchase each outstanding share of common stock, no par value (the “Shares”) of Sonic Solutions, a California corporation (“Sonic”), for consideration consisting of either $14.00 in cash, without interest, or 0.2489 of a share of Rovi common stock, $0.001 par value per share, in each case upon the terms and subject to the conditions, adjustments and prorations set forth in the Prospectus/Offer to Purchase dated January 14, 2011 (the “ Prospectus/Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares that are registered in your name or in the name of your nominee.

Holders of Shares who wish to tender their Shares but whose certificates for such Shares (the “Share Certificates”) are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to American Stock Transfer & Trust Company, LLC (the “Depositary”) prior to the Expiration Time (as defined below) of the Offer must tender their Shares according to the guaranteed delivery procedure set forth under the caption “Procedures for Tendering Shares of Sonic Common Stock in the Offer—Guaranteed Delivery” of the Prospectus/Offer to Purchase.

Enclosed herewith are copies of the following documents:

1.	The Prospectus/Offer to Purchase dated January 14, 2011;

2.	The Letter of Transmittal to be used by shareholders of Sonic to tender Shares in the Offer (manually signed photocopies of the Letter of Transmittal may also be used to tender Shares);

3.	A letter to shareholders of Sonic from the Chief Financial Officer of Sonic accompanied by Sonic’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Sonic, which includes the unanimous recommendation of Sonic’s board of directors that Sonic shareholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer;

4.	A printed form of letter that may be sent to your clients for whose account you hold Shares that are registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	Notice of Guaranteed Delivery to be used to accept the Offer if share certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary or if the procedures for book-entry transfer cannot be completed on a timely basis;

6.	Instructions for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7.	Return envelope addressed to American Stock Transfer & Trust Company, LLC as the Depositary for the Offer.

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight (one minute after 11:59 p.m.), Eastern time, on February 11, 2011 (the “Expiration Time”), unless the Offer is extended.

The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the Expiration Time (as it may be extended) Shares that, together with any shares of Sonic common stock then owned by Rovi or the Purchaser, or by any other subsidiaries of Rovi, immediately prior to the acceptance for exchange of Shares pursuant to the Offer, represent more than 50% of the sum of the aggregate number of Shares then outstanding, plus an additional number of shares up to (but not exceeding) the aggregate number of shares of Sonic common stock issuable upon the exercise of all Sonic stock options, Sonic warrants and other rights to acquire Sonic common stock that are outstanding immediately prior to the acceptance of Shares for exchange pursuant to the Offer (the foregoing condition is referred to as the “minimum condition” in the Prospectus/Offer to Purchase). The Offer is also subject to other conditions described under the caption “The Offer—Conditions to the Offer” of the Prospectus/Offer to Purchase.

The Offer is being made pursuant to an Agreement and Plan of Merger and Reorganization, dated as of December 22, 2010, by and among Rovi, the Purchaser and Sonic (the “Merger Agreement”). The aggregate amount of cash and of Rovi common stock available to be paid and issued in the Offer will be determined on a 55/45 basis, such that if the holders of more than 55% of the shares of Sonic common stock tendered in the offer elect to receive more than the amount of cash available, or if the holders of more than 45% of the shares of Sonic common stock tendered in the offer elect to receive more than the amount of Rovi common stock available, Sonic shareholders will receive on a pro rata basis the other kind of consideration. Following the purchase by the Purchaser of shares of Sonic common stock in the offer and the satisfaction or waiver of each of the applicable merger conditions set forth in the Merger Agreement, the Purchaser will be merged with and into Sonic (the “First Merger”), with Sonic surviving the First Merger as a wholly-owned subsidiary of Rovi. If in the Offer Purchaser obtains ownership of at least 90% of the then-outstanding shares of Sonic common stock (the “short-form merger threshold”), Rovi and Purchaser elect to reduce the minimum condition to the reduced purchase amount or are otherwise permitted under applicable California law, then upon consummation of the First Merger, each then-outstanding share of Sonic common stock (other than shares owned by Rovi, the Purchaser or Sonic or any wholly-owned subsidiary of Rovi or Sonic, or held in Sonic’s treasury, or owned by any shareholder of Sonic who properly exercises dissenters’ rights under California law) will be converted into the right to receive $7.70 in cash, without interest, and a fraction of a share of Rovi common stock equal to 0.112 (subject to adjustment for stock splits, stock dividends and similar events); provided, however, that if in the Offer the Purchaser obtains ownership of shares of Sonic common stock representing less than the short-form merger threshold and does not elect to reduce the minimum condition to the reduced purchase amount or is otherwise required under applicable California law, then the consideration paid to Sonic shareholders in the First Merger shall consist entirely of a fraction of a share of Rovi common stock equal to 0.2489 (subject to adjustment for stock splits, stock dividends and similar events), as described under the caption “The Merger Agreement—The Mergers—What Sonic Shareholders will Receive in the First Merger.”

The board of directors of Sonic has, by the unanimous vote of all of the Sonic directors, (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Mergers, are advisable and in the best interests of and are fair to Sonic and Sonic’s shareholders, (2) approved and authorized the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Mergers, and (3) recommended that Sonic’s shareholders accept the Offer and tender their shares of Sonic common stock pursuant to the Offer and, to the extent necessary, to vote in favor of adoption of the Merger

Agreement, including the principal terms of the First Merger. Accordingly, the board of directors of Sonic unanimously recommends that the shareholders of Sonic accept the Offer and tender their Shares pursuant to the Offer, and, to the extent necessary, vote to adopt and approve the principal terms of the Merger Agreement and the Mergers.

On the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Time, the Purchaser will accept for exchange, and promptly deliver consideration for, all Shares validly tendered to the Purchaser and not withdrawn prior to the Expiration Time. To validly tender Shares in the Offer, (1) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a photocopy of the Letter of Transmittal), properly completed and duly executed, together with any required signature guarantees, and any other required documents, must be received by the Depositary prior to the Expiration Time, (2) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Prospectus/Offer to Purchase, (a) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an agent’s message (as defined in the Prospectus/Offer to Purchase) and any other required documents, must be received by the Depositary prior to the Expiration Time, and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Prospectus/Offer to Purchase and a book-entry confirmation (as defined in the Prospectus/Offer to Purchase) must be received by the Depositary prior to the Expiration Time, or (3) the tendering shareholder must comply with the guaranteed delivery procedures described in the Prospectus/Offer to Purchase prior to the Expiration Time.

Neither the Purchaser nor Rovi will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares in connection with the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers. The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Questions regarding the Offer and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone number listed on the back cover of the Prospectus/Offer to Purchase.

Very truly yours,

Phoenix Advisory Partners

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, ROVI, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE PROSPECTUS/OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL FOR THE OFFER.

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